Exhibit 99.1

TIME WARNER CABLE REPORTS

2011 THIRD-QUARTER RESULTS

NEW YORK, NY, October 27, 2011 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2011.

Time Warner Cable Chief Executive Officer Glenn Britt said: “We posted steady financial progress in the third quarter, powered by residential broadband and business services, and we’re pleased with the stronger subscriber results in August and September. We continue to focus our efforts on maximizing our growth opportunities.”

FINANCIAL RESULTS

Revenues for the third quarter of 2011 increased 3.7% from the third quarter of 2010 to $4.9 billion. Residential services revenues increased 2.0% year-over-year to $4.3 billion, business services revenues increased 34.8% to $387 million, while advertising revenues decreased 3.1% to $216 million and other revenues increased 1.8% to $58 million.

Residential services revenue growth was driven by increases in high-speed data and voice revenues, partially offset by a slight decline in video revenues. The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and increases in average revenues per subscriber (due to both price increases and a greater percentage of subscribers purchasing higher-priced tiers of service). Residential voice revenues increased as a result of an increase in voice subscribers, partially offset by a decrease in average revenues per subscriber. Residential video revenues decreased slightly as price increases and a greater percentage of subscribers purchasing higher-priced tiers of service, as well as increased revenues from equipment rental and installation charges and DVR service, were more than offset by a decline in video subscribers and revenues from premium channels and transactional video-on-demand.

Business services revenue growth was due primarily to increases in high-speed data and voice subscribers, an increase in cell tower backhaul revenues and $34 million of revenues from NaviSite, Inc., which was acquired in the second quarter of 2011.

Advertising revenues decreased primarily as a result of a year-over-year decline in political advertising revenues and weakness in the overall advertising market in TWC’s operating areas, partially offset by an increase in revenues from advertising inventory sold on behalf of other video distributors.

	$000,000	$000,000	$000,000	$000,000	$000,000	$000,000
(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2011	2010	Change	2011	2010	Change
Residential services revenues:
Video	$2,624	$2,638	(0.5%)	$7,961	$7,954	0.1%
High-speed data	1,119	1,038	7.8%	3,328	3,064	8.6%
Voice	494	479	3.1%	1,484	1,422	4.4%
Other	13	12	8.3%	36	36	—

Total residential services revenues	4,250	4,167	2.0%	12,809	12,476	2.7%

Business services revenues:
Video	73	67	9.0%	212	197	7.6%
High-speed data	187	159	17.6%	531	455	16.7%
Voice	52	34	52.9%	140	89	57.3%
Wholesale transport	39	25	56.0%	110	61	80.3%
Other(a)	36	2	NM	67	7	NM

Total business services revenues	387	287	34.8%	1,060	809	31.0%

Advertising revenues	216	223	(3.1%)	638	612	4.2%

Other revenues	58	57	1.8%	175	170	2.9%

Total revenues	$4,911	$4,734	3.7%	$14,682	$14,067	4.4%

NM—Not meaningful.

(a)	2011 amounts primarily consist of revenues from NaviSite, Inc.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the third quarter of 2011 increased 3.9% from the third quarter of 2010 to $1.8 billion. The increase was driven by revenue growth, partially offset by a 3.6% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs and video programming expenses, partially offset by a decrease in voice costs. Employee costs were up 6.4% to $1.0 billion, primarily as a result of compensation increases and higher headcount in business services, including NaviSite. Business services employee costs increased 38.2%. Video programming expenses grew 3.5% to $1.1 billion due to contractual rate increases and increased retransmission consent expense offset, in part, by a decline in video subscribers. Additionally, video programming costs were reduced by approximately $10 million and $15 million in the third quarter of 2011 and 2010, respectively, as a result of changes in cost estimates for programming services carried without a contract, reversals of previously accrued programming audit reserves and certain contract settlements. Voice costs were down 19.0% to $136 million due to a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services, partially offset by an increase in subscribers.

Operating Income for the third quarter of 2011 increased 8.1% from the third quarter of 2010 to $1.0 billion driven by higher Adjusted OIBDA and lower amortization expense.

	$000,000	$000,000	$000,000	$000,000	$000,000	$000,000
(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2011	2010	Change	2011	2010	Change
Adjusted OIBDA(a)	$1,782	$1,715	3.9%	$5,337	$5,137	3.9%
Adjusted OIBDA margin(b)	36.3%	36.2%		36.4%	36.5%
Separation-related “make-up” equity award costs	—	(1)	(100.0%)	—	(5)	(100.0%)
Merger-related and restructuring costs	(21)	(13)	61.5%	(36)	(44)	(18.2%)

OIBDA(a)	1,761	1,701	3.5%	5,301	5,088	4.2%
Depreciation	(750)	(745)	0.7%	(2,238)	(2,237)	—
Amortization	(9)	(29)	(69.0%)	(23)	(156)	(85.3%)

Operating Income	$1,002	$927	8.1%	$3,040	$2,695	12.8%

(a)   Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.

(b)   Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Adjusted OIBDA less Capital Expenditures for the first nine months of 2011 totaled $3.3 billion, an 11.8% increase over the first nine months of 2010, due to higher Adjusted OIBDA and lower capital expenditures. Capital Expenditures were $2.0 billion for the first nine months of 2011, a 7.1% decrease over the first nine months of 2010, largely reflecting lower residential capital spending. This decline in residential capital spending was primarily attributable to lower spending on customer premise equipment and upgrades/rebuilds, partially offset by higher support capital spending.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2011	2010	Change	2011	2010	Change
Adjusted OIBDA(a)	$1,782	$1,715	3.9%	$5,337	$5,137	3.9%
Capital expenditures	(632)	(676)	(6.5%)	(1,995)	(2,148)	(7.1%)

Adjusted OIBDA less Capital Expenditures(a)	$1,150	$1,039	10.7%	$3,342	$2,989	11.8%

(a)   Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures.

Net Income Attributable to TWC Shareholders was $356 million, or $1.09 per basic common share and $1.08 per diluted common share, for the third quarter of 2011 compared to $360 million, or $1.00 per basic and diluted common share, for the third quarter of 2010.

(in millions, except per share data; unaudited)	3rd Quarter			Year-to-Date 9/30
	2011	2010	Change	2011	2010	Change
Net income attributable to TWC shareholders	$356	$360	(1.1%)	$1,101	$916	20.2%
Net income per common share attributable to TWC common shareholders:
Basic	$1.09	$1.00	9.0%	$3.28	$2.56	28.1%
Diluted	$1.08	$1.00	8.0%	$3.24	$2.55	27.1%

Refer to Note 1 to the accompanying consolidated financial statements for certain items affecting the comparability of net income attributable to TWC shareholders.

Free Cash Flow for the first nine months of 2011 increased 45.5% to $2.4 billion from $1.6 billion in the first nine months of 2010, due mainly to higher cash provided by operating activities and lower capital expenditures. Cash Provided by Operating Activities for the first nine months of 2011 was $4.3 billion, a 15.1% increase from $3.8 billion in the first nine months of 2010. This increase was driven by a change in working capital (primarily higher income tax refunds and lower income tax payments as a result of bonus depreciation, partially offset by an increase in net interest payments) and higher Adjusted OIBDA.

(in millions; unaudited)	3rd Quarter			Year-to-Date 9/30
	2011	2010	Change	2011	2010	Change
Cash provided by operating activities	$1,264	$1,082	16.8%	$4,344	$3,774	15.1%
Add: Excess tax benefit from exercise of stock options	5	2	NM	46	15	NM
Less:
Capital expenditures	(632)	(676)	(6.5%)	(1,995)	(2,148)	(7.1%)
Cash paid for other intangible assets	(22)	(12)	83.3%	(36)	(21)	71.4%
Other	(2)	—	NM	(4)	(1)	NM

Free Cash Flow(a)	$613	$396	54.8%	$2,355	$1,619	45.5%

NM—Not meaningful.

(a)   Refer to Note 2 to the accompanying consolidated financial statements for a definition of Free Cash Flow.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $21.2 billion as of September 30, 2011 compared to $20.4 billion as of December 31, 2010, as the cash used for share repurchases, dividend payments and the acquisition of NaviSite was greater than Free Cash Flow.

(in millions; unaudited)					9/30/11	12/31/10
Long-term debt					$24,699	$23,121
Debt due within one year					1,774	—

Total debt					26,473	23,121
Cash and equivalents					(5,573)	(3,047)

Net debt(a)					20,900	20,074
Mandatorily redeemable preferred equity					300	300

Net debt and mandatorily redeemable preferred equity					$21,200	$20,374

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $731 million to shareholders during the quarter. Share repurchases during the third quarter of 2011 totaled $573 million or 8.0 million shares of common stock. As of September 30, 2011, $1.2 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid regular dividends of $158 million during the third quarter of 2011.

SUBSCRIBER METRICS

	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000
(in thousands)					Net
				6/30/11	Additions (Declines)	9/30/11
Residential services subscribers:
Video				12,067	(128)	11,939
High-speed data				9,703	89	9,792
Voice				4,489	(8)	4,481

Primary service units				26,259	(47)	26,212

Business services subscribers:
Video				168	2	170
High-speed data				359	16	375
Voice				136	13	149

Primary service units				663	31	694

Total primary service units				26,922	(16)	26,906

Single play subscribers				5,788	(12)	5,776
Double play subscribers				4,865	16	4,881
Triple play subscribers				3,801	(12)	3,789

Customer relationships				14,454	(8)	14,446

Refer to the Trending Schedules posted on the Company’s website at www.timewarnercable.com/investors for definitions related to the Company’s subscriber metrics.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.timewarnercable.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules posted on the Company’s Investor Relations website at www.timewarnercable.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, October 27, 2011. To listen to the call, visit www.timewarnercable.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications		Investor Relations
Alex Dudley	(212) 364-8229	Tom Robey	(212) 364-8218
Justin Venech	(212) 364-8242	Laraine Mancini	(212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2011	December 31, 2010
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$5,573	$3,047
Receivables, less allowances of $81 million and $74 million as of September 30, 2011 and December 31, 2010, respectively	708	718
Deferred income tax assets	201	150
Other current assets	205	425

Total current assets	6,687	4,340
Investments	781	866
Property, plant and equipment, net	13,506	13,873
Intangible assets subject to amortization, net	201	132
Intangible assets not subject to amortization	24,100	24,091
Goodwill	2,233	2,091
Other assets	605	429

Total assets	$48,113	$45,822

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$331	$529
Deferred revenue and subscriber-related liabilities	168	163
Accrued programming expense	825	765
Current maturities of long-term debt	1,774	—
Other current liabilities	1,547	1,629

Total current liabilities	4,645	3,086
Long-term debt	24,699	23,121
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	10,186	9,637
Other liabilities	629	461
TWC shareholders’ equity:
Common stock, $0.01 par value, 320.6 million and 348.3 million shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	3	3
Additional paid-in capital	8,293	9,444
Accumulated other comprehensive loss, net	(370)	(291)
Retained earnings (accumulated deficit)	(279)	54

Total TWC shareholders’ equity	7,647	9,210
Noncontrolling interests	7	7

Total equity	7,654	9,217

Total liabilities and equity	$48,113	$45,822

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except per share data)
Revenues	$4,911	$4,734	$14,682	$14,067
Costs and expenses:
Costs of revenues(a)	2,286	2,221	6,855	6,605
Selling, general and administrative(a)	843	799	2,490	2,330
Depreciation	750	745	2,238	2,237
Amortization	9	29	23	156
Merger-related and restructuring costs	21	13	36	44

Total costs and expenses	3,909	3,807	11,642	11,372

Operating Income	1,002	927	3,040	2,695
Interest expense, net	(383)	(346)	(1,112)	(1,034)
Other expense, net	(22)	(25)	(84)	(58)

Income before income taxes	597	556	1,844	1,603
Income tax provision	(241)	(193)	(741)	(683)

Net income	356	363	1,103	920
Less: Net income attributable to noncontrolling interests	—	(3)	(2)	(4)

Net income attributable to TWC shareholders	$356	$360	$1,101	$916

Net income per common share attributable to
TWC common shareholders:
Basic	$1.09	$1.00	$3.28	$2.56

Diluted	$1.08	$1.00	$3.24	$2.55

Average common shares outstanding:
Basic	323.8	355.5	333.7	354.4

Diluted	329.1	361.0	339.4	359.4

Cash dividends declared per share of common stock	$0.48	$0.40	$1.44	$1.20

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(in millions)

OPERATING ACTIVITIES
Net income	$1,103	$920
Adjustments for noncash and nonoperating items:
Depreciation	2,238	2,237
Amortization	23	156
Loss from equity investments, net of cash distributions	98	83
Deferred income taxes	575	461
Equity-based compensation expense	88	82
Excess tax benefit from equity-based compensation	(46)	(15)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	34	(14)
Accounts payable and other liabilities	8	(226)
Other changes	223	90

Cash provided by operating activities	4,344	3,774

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(333)	55
Capital expenditures	(1,995)	(2,148)
Other investing activities	21	7

Cash used by investing activities	(2,307)	(2,086)

FINANCING ACTIVITIES
Borrowings (repayments), net(a)	—	(1,261)
Borrowings(b)	3,227	—
Repayments(b)	(44)	(8)
Debt issuance costs	(24)	—
Proceeds from exercise of stock options	109	86
Excess tax benefit from equity-based compensation	46	15
Dividends paid	(488)	(432)
Repurchases of common stock	(2,291)	—
Other financing activities	(46)	(8)

Cash provided (used) by financing activities	489	(1,608)

Increase in cash and equivalents	2,526	80
Cash and equivalents at beginning of period	3,047	1,048

Cash and equivalents at end of period	$5,573	$1,128

(a) Borrowings	(repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(b)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.

See accompanying notes.

Certain reclassifications have been made to the prior year financial information to conform to the current period presentation.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of net income attributable to TWC shareholders for the three and nine months ended September 30, 2011 and 2010:

(in millions, except per share data)	3rd Quarter		Year-to-Date 9/30
	2011	2010	2011	2010

Merger-related and restructuring costs	$(21)	$(13)	$(36)	$(44)
Gain (loss) on equity award reimbursement obligation to Time Warner(a)	8	(2)	3	5
Separation-related “make-up” equity award costs(b)	—	(1)	—	(5)
Investment in The Reserve Fund’s Primary Fund	—	1	—	1

Pretax impact	(13)	(15)	(33)	(43)
Income tax impact of the above items	5	5	13	17
Income tax impact of domestic production activities deduction	2	—	17	—
Income tax impact of expired Time Warner stock options, net(c)	(2)	2	(14)	(68)
Decrease in deferred tax asset valuation allowance(d)	—	23	—	29

After-tax impact	$(8)	$15	$(17)	$(65)

Impact per basic and diluted common share	$(0.02)	$0.04	$(0.05)	$(0.18)

(a)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), Time Warner Cable Inc. (“TWC” or the “Company”) is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value of the underlying equity awards and is recorded in earnings in the period of change.

(b)

As a result of the Company’s separation (the “Separation”) from Time Warner, pursuant to their terms, Time Warner equity awards held by TWC employees were forfeited and/or experienced a reduction in value as of the date of the Separation. Amounts represent costs associated with TWC stock options and restricted stock units granted to TWC employees during the second quarter of 2009 to offset these forfeitures and/or reduced values.

(c)

Amounts represent the impacts of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC RSUs.

(d)	Amounts represent adjustments to the Company’s valuation allowance for deferred tax assets associated with an equity-method investment.

2.    USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less Capital Expenditures means Adjusted OIBDA minus capital expenditures.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less Capital Expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less Capital Expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less Capital Expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.